UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)        January 18, 2010

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
NEVADA
(State or other jurisdiction of incorporation)
001-32373	27-0099920
(Commission File Number)	(I.R.S. Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA	89109
(Address of principal executive offices)	(Zip Code)

(702) 414-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS FOR CERTAIN OFFICERS.

On January 18, 2010, Las Vegas Sands Corp. (the “Company”) and Kenneth J. Kay, the Company’s Senior Vice President and Chief Financial Officer, entered into a letter agreement (the “Amendment”) to amend Mr. Kay’s employment agreement, dated as of November 3, 2008 (the “Employment Agreement”). The Amendment provides for an increase in Mr. Kay’s base salary from $900,000 to $1.1 million, retroactive to December 1, 2009.

Pursuant to his Employment Agreement, Mr. Kay was granted nonqualified stock options to purchase 100,000 shares of the Company’s common stock pursuant to the Company’s 2004 Equity Award Plan, with an exercise price equal to the fair market value of the Company’s common stock on January 1, 2009 (the “Date of Grant”). The stock options vest over six years, with 33,333 options vesting over four years commencing on the first anniversary of the Date of Grant, an additional 33,333 options vesting over four years commencing on the second anniversary of the Date of Grant and the remaining 33,334 vesting over four years commencing on the third anniversary of the Date of Grant. Accordingly, 5,000 stock options vested on January 1, 2010.

In accordance with the Amendment, the vesting schedule of the options set forth in the Employment Agreement and the option agreement between Mr. Kay and the Company is amended so that (a) an additional 20,000 options are deemed retroactively vested as of January 1, 2010 resulting in a cumulative total of 25,000 options being vested as of that date and (b) the remaining 75,000 options will vest in equal installments of 25,000 options each on the second, third and fourth anniversaries of the Date of Grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  January 22, 2010

LAS VEGAS SANDS CORP.
By:	/s/ J. Alberto Gonzalez-Pita
Name: J. Alberto Gonzalez-Pita Senior Vice President, General Counsel & Secretary